Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Rentech, Inc.
Denver, Colorado
We consent to the incorporation by reference in the prospectus constituting a part of this registration statement on Form S-3 of our report dated December 14, 2008, except for the effects of the restatement discussed in Notes 2 and 21, as to which the date is December 14, 2009, relating to the consolidated financial statements of Rentech, Inc. appearing in the annual report on Form 10-K of Rentech, Inc. for the year ended September 30, 2009, as amended by Amendment No. 1 on Form 10-K/A.
We also consent to the reference to us under the caption “Experts” in the prospectus which is part of this registration statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
February 1, 2010